Exhibit 5.1

February 6 , 2018

Intellinetics, Inc.

2190 Dividend Dr.

Columbus, Ohio 43228

Re:	Registration Statement of Intellinetics, Inc., on Form S-1, filed with the United States Securities and Exchange Commission (the “Commission”) on or about this date (the “Registration Statement”)

Ladies and Gentlemen:

We are acting as special Nevada counsel for Intellinetics, Inc., a Nevada corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of 12,424,615 shares of common stock, par value $0.001 per share, of the Company, of which (a) up to 10,800,000 shares of common stock (the “2017 Private Placement Shares”) are issuable upon conversion of the maximum amount of principal and interest payable, at maturity (assuming no payments are made by the Company of any principal or interest prior to the maturity date), pursuant to convertible notes issued to the selling stockholders in a private placement of securities completed on November 17, 2017, and November 29, 2017 (the “2017 Convertible Notes”) and (b) up to 1,624,615 shares of common stock (the “2016 Private Placement Shares”) are issuable upon conversion of the maximum amount of principal and interest payable, at maturity (assuming no payments are made by the Company of any principal or interest prior to the maturity date), pursuant to convertible notes issued to the selling stockholders in a private placement of securities completed on December 30, 2016, January 6, 2017, and January 30, 2017 (the “2016 Convertible Notes”), all of which shares of the Company’s common stock are to be offered and sold under the Registration Statement by certain selling stockholders as set forth in the Registration Statement and the Prospectus included therein.

Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada.

We have examined originals or copies of each of the documents listed below:

1.	Certificate of Existence with Status in Good Standing relating to the Company, issued by the Nevada Secretary of State.

2.	The Articles of Incorporation of the Company, and all amendments thereto, certified in the Officers’ Certificate (as hereinafter defined).

February 6 , 2018 Page 2

3.	The Bylaws of the Company, and all amendments thereto, certified in the Officers’ Certificate.

4.	Resolutions of the Board of Directors of the Company, dated December 22, 2016, October 31, 2017, and November 15, 2017, relating to the issuance and registration of the: (a) 2017 Private Placement Shares and (b) 2016 Private Placement Shares.

5.	The Registration Statement.

We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the foregoing documents.

We have also examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinion expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based upon the foregoing, and subject to the following, it is our opinion that:

1.	The 2017 Private Placement Shares, issuable upon the conversion of the 2017 Convertible Notes in accordance with the terms of each such 2017 Convertible Note, will be duly authorized, validly issued, fully paid and non-assessable, so long as, at the time of issuance (a) the Company has sufficient shares of its authorized common stock available for such issuance, and (b) the certificates representing the 2017 Private Placement Shares conform to the specimen thereof examined by us and have been properly executed in accordance with Nevada law.

2.	The 2016 Private Placement Shares, issuable upon the conversion of the 2016 Convertible Notes in accordance with the terms of each such 2016 Convertible Note, will be duly authorized, validly issued, fully paid and non-assessable, so long as, at the time of issuance (a) the Company has sufficient shares of its authorized common stock available for such issuance, and (b) the certificates representing the 2016 Private Placement Shares conform to the specimen thereof examined by us and have been properly executed in accordance with Nevada law.

February 6 , 2018 Page 3

This opinion letter is intended solely for use in connection with the filing of the Registration Statement and any amendments thereto, relating to the registration and offering of the 2017 Private Placement Shares and the 2016 Private Placement Shares, as described in the Registration Statement.

We are qualified to practice law in the State of Nevada. The opinions set forth herein is expressly limited to the effect of the general corporate laws of the State of Nevada as in effect as of the date hereof and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, the laws of any other jurisdiction or, in the case of Nevada, any other laws, including any matters of municipal law or the laws of any local agencies within any state. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws or regulations, including any federal securities laws or regulations, or any state securities or “blue sky” laws or regulations.

This opinion is issued in the State of Nevada.

We consent to your filing this opinion as an exhibit to the Registration Statement (and any amendments thereto) and to the reference to our firm contained under the heading “Legal Matters.” This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company.

Very truly yours,

/s/ McDonald Carano LLP

McDonald carano llp